Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Christopher Abate
Redwood Trust, Inc.		Chief Financial Officer
Monday, May 4, 2015		(415) 384-3584

Mike McMahon
Investor Relations
(415) 384-3805

REDWOOD TRUST REPORTS FIRST QUARTER 2015 RESULTS

MILL VALLEY, CA – May 4, 2015 – Redwood Trust, Inc. (NYSE:RWT) today reported net income for the first quarter of 2015 of $15 million, or $0.16 per fully diluted share. This compares to net income of $27 million, or $0.31 per fully diluted share, for the fourth quarter of 2014 and net income of $12 million, or $0.14 per fully diluted share, for the first quarter of 2014.

Redwood also reported estimated REIT taxable income of $15 million, or $0.18 per share, for the first quarter of 2015. This compares to estimated REIT taxable income of $16 million, or $0.19 per share, for the fourth quarter of 2014 and estimated REIT taxable income of $15 million, or $0.19 per share, for the first quarter of 2014.

At March 31, 2015, Redwood reported a book value per share of $15.01, as compared to $15.05 at December 31, 2014, and $15.14 at March 31, 2014.

Additional information on Redwood’s business, financial results, and taxable income can be found in The Redwood Review, a quarterly publication available on Redwood’s website at www.redwoodtrust.com. In order to complete the formatting of its Quarterly Report on Form 10-Q with eXtensible Business Reporting Language (XBRL) tags, Redwood plans to file this Quarterly Report with the Securities and Exchange Commission by Monday, May 11, 2015, and make it available on Redwood’s website.

Redwood will host an earnings call today, May 4, 2015, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss its first quarter 2015 financial results. The number to dial in order to listen to the conference call is 1-888-670-2260 in the U.S. and Canada. International callers must dial 1-913-312-1489. Callers should reference call ID #1116626. A replay of the call will be available through midnight on May 18, 2015, and can be accessed by dialing 1-877-870-5176 in the U.S. and Canada or 1-858-384-5517 internationally and entering access code #1116626. Live audio of the conference call will also be accessible over the internet at www.redwoodtrust.com, where a link to the call will be posted on Redwood’s home page. To listen to the call over the internet, go to the Redwood website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on Redwood’s website following the call.

Cautionary Statement: This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to estimates of taxable income and the filing of our Quarterly Report on Form 10-Q. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our most recent Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	First Quarter 2015	Fourth Quarter 2014	Third Quarter 2014	Second Quarter 2014	First Quarter 2014
($ in millions, except share and per share data)
Interest income	$64	$65	$63	$58	$55
Interest expense	(24)	(24)	(23)	(21)	(19)

Net interest income	40	41	40	37	36
(Provision) reversal of provision for loan losses	-	(2)	2	-	(1)

Net interest income after provision	40	40	42	37	35
Noninterest income
Mortgage banking activities	2	11	18	6	-
Mortgage servicing rights income (loss)	(11)	(9)	6	(2)	1
Other market valuation adjustments	(1)	4	(4)	(4)	(6)
Realized gains, net	4	5	9	1	1
Other income	1	-	2	-	-

Total noninterest (loss) income, net	(5)	11	31	1	(5)
Operating expenses	(25)	(26)	(21)	(22)	(20)
Benefit from (provision for) income taxes	5	3	(5)	-	2

Net income	$15	$27	$45	$16	$12

Weighted average diluted shares (thousands)	85,622	85,384	96,956	85,033	84,941
Diluted earnings per share	$0.16	$0.31	$0.50	$0.18	$0.14
Regular dividends declared per common share	$0.28	$0.28	$0.28	$0.28	$0.28

(1) Certain totals may not foot due to rounding.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)	31-Mar 2015	31-Dec 2014	30-Sep 2014	30-Jun 2014	31-Mar 2014
($ in millions, except share and per share data)
Residential loans	$3,400	$3,399	$3,288	$2,724	$2,465
Commercial loans	460	567	498	469	491
Real estate securities	1,285	1,379	1,395	1,845	1,743
Mortgage servicing rights	120	139	135	71	65
Cash and cash equivalents	304	270	150	157	150
Other assets	247	165	146	112	93

Total Assets	$5,816	$5,919	$5,612	$5,379	$5,007

Short-term debt	$1,502	$1,794	$1,888	$1,718	$1,289
Other liabilities	153	129	104	97	100
Asset-backed securities issued	1,353	1,545	1,656	1,768	1,854
Long-term debt	1,551	1,195	697	547	513

Total liabilities	4,559	4,663	4,345	4,130	3,756
Stockholders’ equity	1,257	1,256	1,267	1,249	1,251

Total Liabilities and Equity	$5,816	$5,919	$5,612	$5,379	$5,007

Shares outstanding at period end (thousands)	83,749	83,443	83,284	83,080	82,620
GAAP book value per share	$15.01	$15.05	$15.21	$15.03	$15.14

(1) Certain totals may not foot due to rounding.

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